Exhibit 99.1

News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Investor Contact:	Media Contact:
Jay Worley (610) 902-6206	James Ely (610) 902-6010
jay.worley@airgas.com	jim.ely@airgas.com

For release:	Immediately

Airgas, Inc. Adopts Stockholder Rights Plan
RADNOR, PA – May 8, 2007 – Airgas, Inc. (NYSE: ARG) today announced that its Board of Directors adopted a new stockholder rights plan. The Company’s prior rights plan expired on April 1, 2007. The new plan, like the expired plan, is intended to assure that all of the Company’s stockholders receive fair and equal treatment in the event of any proposed takeover of the Company and to protect stockholders’ interests in the event the Company is confronted with partial tender offers or other coercive or unfair takeover tactics.
Pursuant to the new plan, the Board declared a distribution of one right for each share of common stock outstanding on May 25, 2007, the record date. Common stock issued after the record date will be issued with an attached right. Each right entitles the holder to purchase one ten-thousandth of a share of preferred stock at an initial exercise price of $230 per share.
Initially, the rights will be attached to the Company’s common stock and will not be exercisable. Rights become exercisable only after 10 days following the acquisition by a person or group of 15 percent (or 20 percent in the case of Peter McCausland and certain of his affiliates) or more of the outstanding common stock, or 10 business days (or a later date if determined by the Board of Directors in accordance with the plan) after the announcement of a tender offer or exchange offer, or an intention to make a tender offer or exchange offer, to acquire 15 percent (or 20 percent in the case of Peter McCausland and certain of his affiliates) or more of the outstanding common stock.

If such a person or group acquires 15 percent or more (or 20 percent or more, as the case may be) of the common stock, then each right not owned by such a person or group will entitle the holder to purchase, at the exercise price, common stock (or in certain circumstances, preferred stock, cash, property or other securities of the Company) having a market value equal to twice the exercise price. The rights will have a similar effect if after they become exercisable, the Company merges or effects certain other transactions.
In certain circumstances, the rights may be redeemed by the Company at an initial redemption price of $0.0001 per right. If not redeemed, they will expire on May 8, 2017.
A summary of the rights plan will be provided to Airgas stockholders shortly after the record date.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and related hardgoods, such as welding equipment and supplies. Airgas is also the third-largest U.S. distributor of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants and ammonia products. More than 11,000 employees work in about 900 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities, and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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